Exhibit 99.1

FOR IMMEDIATE RELEASE:

GlobalSCAPE Announces $3,000,000 Stock Buyback

SAN ANTONIO, TX – May 22, 2007 – GlobalSCAPE (OTCBB-GSCP) today announced that its Board of Directors authorized the repurchase of up to $3 million of the company’s outstanding common shares.  The repurchase plan is designed to increase shareholders’ value and reduce the dilutive effect of GlobalSCAPE’s stock option plans.

“The Board’s approval of the share repurchase plan reflects its confidence in the continued growth of GlobalSCAPE and an ongoing commitment to our shareholders,” said Randy Poole, President and CEO of GlobalSCAPE. “We continue to generate substantial cash from operations, maintain a strong balance sheet, and remain basically debt free.  We feel the repurchase of GlobalSCAPE stock represents the right decision for our Company and its shareholders and that this program will allow us to continue to pursue strategic opportunities for growth.”

The stock repurchase authorization has an expiration date of May 22, 2008 with the repurchase activity tied to such factors as cash generation from operations, current stock price, and other factors. GlobalSCAPE may repurchase shares from time to time on the open market or in private transactions, including structured transactions. This program may be modified or discontinued at any time.

About GlobalSCAPE

GlobalSCAPE is a leading provider of managed and secured file transfer (EFT), wide area file services (WAFS), and continuous data protection software (CDP). Virtually all of the Fortune 100 use GlobalSCAPE products to secure and accelerate their data exchange.  GlobalSCAPE’s innovative managed file transfer solution, Enhanced File Transfer (EFT), enables all types of organizations to speed and automate the secure storage and movement of their data across the corporate firewall to external entities, and help them comply with government mandates such as HIPAA, Sarbanes-Oxley, and GLBA. GlobalSCAPE’s Wide Area File Services (WAFS) deliver transparent, secure file replication that allows companies with branch offices across large geographic distances to replicate files within the corporate firewall to provide local file access speeds to each office, while reducing network utilization and maintaining file coherence and lock semantics. Continuous Data Protection (CDP) is GlobalSCAPE’s real-time, continuous data backup solution that assures that any information on the network, even on distributed and remote servers, can be restored from any point in time in event of data loss.  GlobalSCAPE is headquartered in San Antonio, TX.  For more information, please visit http://www.globalscape.com or call GlobalSCAPE toll-free at 800-290-5054 (US) or 210-308-8267 (international).